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                                                                   Exhibit 23(b)





                         INDEPENDENT AUDITORS' CONSENT

The Stockholders and Board of Directors
POSCO HULS Co., Ltd.:

We consent to incorporation by reference in the registration statements (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 10, 1998, except as to note 18 which is as of February 9, 1999, relating to the balance sheets of POSCO HULS Co., Ltd. as of December 31, 1997 and 1996, and the related statements of operations, appropriation (disposition) of retained earnings (deficit) and cash flows for the years ended December 31, 1997 and 1996, which report is included in the Form 10-K/A Amendment No. 3 of MEMC Electronic Materials, Inc.

                            /s/ KPMG San Tong Corp.


Seoul, Korea
March 2, 1999